Filed pursuant to Rule 433
Registration Nos.: 333-155765, 333-155765-01, 333-155765-02 and 333-155765-03

Free Writing Prospectus, dated October 3, 2011 American Express Credit Account Master Trust Issuing Entity
SERIES 2011-2

$500,000,000* Class A Floating Rate Asset Backed Certificates
$36,364,000* Class B Floating Rate Asset Backed Certificates

American Express Receivables Financing Corporation II
American Express Receivables Financing Corporation III LLC
American Express Receivables Financing Corporation IV LLC
Depositors and Transferors

American Express Travel Related Services Company, Inc.
Servicer

American Express Centurion Bank
American Express Bank, FSB
Sponsors
The depositors and transferors have prepared a preliminary prospectus supplement dated October 3, 2011 and prospectus dated October 3, 2011 which describe the certificates to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
*Subject to increase or decrease as further described in the preliminary prospectus supplement.
Ratings
The depositors and transferors expect that the certificates issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors	Standard & Poor’s
	Service, Inc.	Ratings Services
Class A certificates	Aaa (sf)	AAA sf
Class B certificates	A2 (sf)	AA+ sf
It is a condition to the issuance of the certificates that each class of certificates receive the ratings listed above, except that the minimum required rating by Standard & Poor’s Ratings Services of the Class B Certificates is A.
Underwriters of the Class A certificates

BofA Merrill Lynch	J.P. Morgan
RBC Capital Markets	RBS
Barclays Capital
CastleOak Securities, L.P.
Lloyds TSB Corporate Markets
Mitsubishi UFJ Securities
The Williams Capital Group, L.P.

Underwriters of the Class B certificates

BofA Merrill Lynch	J.P. Morgan
RBC Capital Markets	RBS
The depositors and transferors have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-155765) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors and the transferors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-866-375-6829 or by emailing syndicateops@rbccm.com.